Exhibit 10.1

2008 MANAGEMENT INCENTIVE COMPENSATION PLAN

On January 29, 2008, the Board of Directors of ACI Worldwide, Inc.  (the “Company”) approved the 2008 Management Incentive Compensation Plan (the “2008 MIC Plan”).  The 2008 MIC Plan covers the Company’s 2008 fiscal year beginning January 1, 2008 and will apply to all of the Company’s employees eligible for a management incentive bonus (“MIC Bonus”).

The objective of the 2008 MIC Plan is to encourage certain management level personnel to contribute toward the attainment of the consolidated financial goals for fiscal year 2008 based on corporate, segment and/or channel specific targets, or specific individual performance attainment requirements.  The MIC Bonus opportunity is based on targets for the first half of the fiscal year and for the full fiscal year (each a “target period”).  If the minimum targets are not achieved for a target period, no MIC Bonus is paid for that period.  Earned MIC Bonuses are paid semi-annually.  MIC Bonuses are paid in cash.  A MIC Bonus payout may be more or less than 100% (up to a maximum of 200%) depending on the level of attainment as set forth in the table below.

Target Attainment Percentage	MIC Bonus Payout Percentage
91% Attainment	10%
95% Attainment	50%
100% Attainment	100%
105% Attainment	150%
108.33% Attainment	200%

The 2008 MIC Plan further provides that no MIC Bonus payout shall exceed 100% if the MIC Bonus payout that is based entirely on the Company Level performance measures identified in the table below is less than 100%.

With respect to semi-annual and annual bonus payments, in order to be entitled to any payment under the 2008 MIC Plan, a participant must be an employee of the Company on the date of payment, except to the extent otherwise provided by the Company.  If a participant’s employment with the Company is terminated for any reason prior to the payment date, the participant will not be eligible for a bonus under this plan for that period, and the participant will forfeit all rights to such payment except to the extent otherwise provided by the Company.

The annual bonus payment will be adjusted to reflect the participant’s achievement against his or her individual business objectives (“IBOs”).    IBOs are specific objectives tailored to a MIC participant’s function and area of responsibility.   Up to twenty percent of a participant’s MIC Bonus is allocated to the attainment of  IBOs.

The Company reserves the right at any time during the 2008 MIC Plan year to: (a) amend or terminate the plan in whole or in part, (b) revoke any eligible employee’s right to participate in the plan, and (c) make adjustments to targets at any time during the 2008 MIC Plan year.

Under the 2008 MIC Plan, the annual bonus compensation for the senior corporate executives, including the Company’s named executive officers, will be based, in whole or in part, on certain Company-level financial performance measures, and for the segment-level senior corporate executives, a combination of segment-level financial performance (or channel-level performance) and Company-level performance, as well as the participant’s specific IBOs.

The table below summarizes the 2008 fiscal year Company-level and segment- and functional-level financial performance measures and the range of weighting for such performance measures:

Senior Corporate Executives

Performance Measure	Performance Measure Weighting Range
Company-Level Performance Measures:
• Operating Free Cash Flow	Up to 40%
• Cash Margin Percentage	Up to 20%
• 60-Month Backlog	Up to 20%
• 12-month Backlog	Up to 20%
Segment-Level and Functional-Level Performance Measures:
• Product Sales	Up to 25%
• Segment or Functional Area Budget Objectives	Up to 50%
• Product Quality and Timeliness of Product Delivery	Up to 30%
• Segment 60-Month Backlog	Up to 15%
• Segment 12-month Backlog	Up to 15%

For the other participants in the 2008 MIC Plan (excluding senior corporate executives), the annual bonus compensation will be based on a combination of some or all of the following:  Company-level financial performance measures, segment-level (or channel-level) financial performance measures and the participants specific IBOs.  The weighting of the performance measures will vary for the other 2008 MIC Plan participant’s depending on the respective business segment in which they are employed.